Exhibit 10.22

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY SECURITIES THAT MAY BE ISSUED UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR STATE LAW. NO OFFER, SALE OR OTHER DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAW, UNLESS SUCH REGISTRATION IS NOT REQUIRED THEREBY. AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED TO OFFER, SELL OR OTHERWISE DISPOSE OF THIS CONVERTIBLE PROMISSORY NOTE OR ANY SECURITIES THAT MAY BE ISSUED UPON CONVERSION HEREOF.

CONVERTIBLE PROMISSORY NOTE

$600,000	July 20, 2021
Seattle, Washington

For value received EMulate Therapeutics, Inc., a Washington corporation formerly known as Nativis, Inc. (the “Company”), promises to pay to Lucky Good Dog, LLC or its permitted assigns (the “Holder”) the principal sum of $600,000 (“Principal Amount”), with simple interest on the outstanding Principal Amount at the rate of 10.0% per annum. Such interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1. Prior Note. The parties acknowledge and agree that (a) this Note cancels and supersedes in its entirety that certain Promissory Note dated April 4, 2018, made by the Company in favor of Andrew Daniels (the owner of Holder) in the amount of $500,000 (“Prior Note”), (b) the Prior Note shall have no force or effect from and after the date of this Note, and (c) the Company shall have no obligation or liability to Holder or to Andrew Daniels whatsoever under the Prior Note.

2. Additional Payment Obligation. The parties agree, as further consideration for the parties’ mutual agreements under this Note, that the Company is indebted, and shall be obligated to pay, to Holder an additional amount equal to $ 148,562 (“Additional Amount”). The Additional Amount shall not be deemed to be either principal or interest under this Note; provided, however, that for purposes of any conversion election by Holder pursuant to Section 4 below, the Additional Amount shall be treated in the same way as the Outstanding Balance is treated under such sections.

3. Certain Definitions. For purposes of this Note, the following terms have the meanings set forth below.

“Common Stock” means the Company’s Common Stock.

“Conversion Price” means of 85% of the Price Per Share.

“Deemed Liquidation” has the same meaning as provided in Article II, Section 2(b)(iv) of the Restated Articles.

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“Equity Securities” means the Company’s capital stock, whether authorized and/or issued on or after the date of this Note.

“Financing” means any form of transaction resulting in a determination of the Company’s valuation, including but not limited to a merger, SPAC merger, or any other form of financing, whether debt or common or preferred stock.

“Maturity Date” means the earlier to occur of: (a) December 31, 2022, and (b) the consummation of a Deemed Liquidation.

“Outstanding Balance” means the sum of the unpaid principal balance of this Note and the amount of accrued and unpaid interest on this Note.

“Price Per Share” means the price per share of the Company’s Equity Securities determined in the Financing.

“Restated Articles” means the Company’s Amended and Restated Articles of Incorporation, as amended and in effect as of the date of this Note.

4. Conversion.

(a) Conversion into Capital Stock.

(i) Financing. If the Company consummates a Financing prior to the Maturity Date, then the Outstanding Balance shall be converted into that number of shares of such Equity Securities obtained by dividing the Elected Balance by the Conversion Price, rounded down to the nearest whole share.

(ii) Other Voluntary Conversion. At any time this Note is outstanding prior to the Maturity Date, the Holder may elect to convert such part of the Outstanding Balance as the Holder may elect (“Elected Balance”) into Equity Securities by delivering notice of such election to the Company in writing. The Elected Balance may be converted into that number of shares of Common Stock obtained by dividing the Elected Balance by a conversion price equal to 85% of the fair market value per share of Common Stock as of date of conversion, as determined by the higher of the price per share for the most recent (A) sale of Common Stock to a third party investor by the Company on or prior to the date of conversion, or (B) grant of options to purchase Common Stock or similar equity awards to an employee or service provider of the Company on or prior to the date of conversion, in either case rounded down to the nearest whole share.

(b) Fractional Shares. Notwithstanding any other provision of this Note, no fractional shares shall be issued upon conversion of this Note pursuant to Section 4, and the Holder hereby agrees to waive their rights with respect to such fractional share or any payment therefor. Upon conversion of this Note pursuant to Section 4, the shares of capital stock received will be fully paid and non-assessable.

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(c) Shareholder Agreements. The Holder agrees and covenants that at any time and from time to time it will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals. Upon conversion of a Note pursuant to Section 4, the Holder agrees to execute counterpart signature pages to all applicable shareholder agreements and thereafter be bound by such agreements in the same manner as the other holders of the Equity Securities into which such Note is converted. In the event of a conversion of this Note pursuant to Section 4(a) hereof, the Holder shall automatically be deemed to have executed such agreements and hereby grants an irrevocable power of attorney to any officer of the Company to execute such agreements on the Holder’s behalf. This power of attorney shall be deemed to be coupled with an interest.

5. Default. If there shall be any Event of Default hereunder, upon written notice to the Company (which notice shall not be required in the case of an Event of Default under Section 5(c) or 5(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(b) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

6. Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

7. Market Standoff Agreement. The Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any common stock (or other securities, including without limitation the Equity Securities) of the Company held by such Purchaser pursuant to this Note, for a period of time specified in the terms of any Financing following the effective date of a registration statement of the Company filed under the Act in connection with the Company’s initial public offering or listing on a United States stock exchange. Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such common stock (or other securities) until the end of such period.

8. Governing Law. This Note shall be governed by and construed under the laws of the State of Washington, as applied to agreements among Washington residents, made and to be performed entirely within the State of Washington, without giving effect to conflicts of laws principles.

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9. Senior Indebtedness. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness. “Senior Indebtedness” means, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due now or in the future in connection with (a) indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates that sometimes engage in lending activities but that are primarily engaged in investments in equity securities), and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

10. Amendment; Waiver. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

11. Transfer. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

12. Notices. Any notice required or permitted by this Note shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d) or (d) three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by 10 days’ advance written notice to the other party given in the foregoing manner.

Address of Debtor:	EMulate Therapeutics, Inc.
425 Pontius Avenue North
Suite 200
Seattle, WA 98109

Address of Holder:	Lucky Good Dog, LLC
340 9th Street North
Unit 249
Naples, FL 34102

13. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

14. Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

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15. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING PAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

EMULATE THERAPEUTICS, INC.

By:	/s/ Chris E. Rivera
Name:	Chris E. Rivera
Title:	President and Chief Executive Officer

HOLDER:

Lucky Good Dog, LLC

Name:	Andrew Daniels
Title:	Manager

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